Exhibit 5.1

Our ref KKZ/721179-000003/20247216v3

Kaixin Auto Holdings
5/F, North Wing

18 Jiuxianqiao Middle Road

Chaoyang District, Beijing 100016

People’s Republic of China

4 August 2021

Dear Sir or Madam

Kaixin Auto Holdings

We have acted as Cayman Islands legal advisers to Kaixin Auto Holdings (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, and the base prospectus (the “Prospectus”) included therein to date relating to (a) the issuance by the Company of up to $19,500,000 of Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Rights, and Units (as each such term is defined in the Registration Statement, with the Ordinary Shares, Preferred Shares, and shares issuable pursuant to the Warrants, Rights and Units collectively referred to herein as the “Shares”), and (b) the registration of the resale by those certain security holders named as such in the Registration Statement (the “Selling Security Holders”) of up to 61,748,472 Ordinary Shares (including 638,863 Ordinary Shares issuable upon the exercise of warrants) and up to 638,863 warrants to purchase 638,863 Ordinary Shares (the “Resale Securities”).

We are furnishing this opinion and consent as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 28 November 2016 and the certificate of incorporation of change of name of the Company dated 1 May 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company adopted by special resolution passed by 7 May 2021 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 24 December 2020 and the written resolutions of the board of directors of the Company dated 31 March 2021.

1.4	The written resolutions of the board of directors of the Company dated 28 July 2021 (the "Directors' Resolutions").

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1.5	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.6	A certificate of good standing dated 14 July 2021, issued by the Registrar of Companies in the Cayman Islands.

1.7	A certificate of incumbency dated 30 July 2021, issued by Harneys Fiduciary (Cayman) Limited, the Company's registered office provider.

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into (a) 999,976,000 ordinary shares of a par value of US$0.00005 each, (b) 6,000 Series A convertible preferred shares of a par value of US$0.0001 each, and (c) 6,000 Series D convertible preferred shares of a nominal or par value of US$0.0001 each.

3.3	With respect to the Shares, when (i) the board of directors of the Company (the "Company's Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

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3.4	The Resale Securities offered by the Selling Security Holders are legally issued and allotted and fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Director's Certificate

July 28, 2021

To: Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road, Wanchai

Hong Kong

Dear Sir or Madam

Kaixin Auto Holdings (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Directors' Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into (a) 999,976,000 ordinary shares of a par value of US$0.00005 each, (b) 6,000 Series A convertible preferred shares of a par value of US$0.0001 each; and (c) 6,000 Series D convertible preferred shares of a par value of US$0.0001 each, and all of the issued Shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Directors' Resolutions and at the date hereof were and are as follows:

Mingjun Lin

Xiaolei Gu

Lin Cong

James Jian Liu

Deqiang Chen

6	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or sole shareholder taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

8	The Company is not and will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:
Name:	Mingjun Lin
Title:	Director

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